Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Entech Solar, Inc. and Subsidiaries

We hereby consent to the use in Registration Statement No. 333-168598, 333-152429, 333-66484, 333-95253. 333-95241 and 333-24693 of Entech Solar, Inc. and Subsidiaries on Form S-8 of our report dated March 31, 2010 (which report expressed an unqualified opinion and included an explanatory paragraph relating to Entech Solar, Inc.’s ability to continue as a going concern), appearing in the 2010 Annual Report (Form 10-K) of Entech Solar, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ Amper, Politzner & Mattia, LLP

Edison, New Jersey

March 24, 2011